EXHIBIT 10.2

From: Mark A Smith [mailto:mas1@ctelco.net] Sent: Tuesday, August 14, 2012 8:49 AMTo: 'Dominic Bassani'Cc: 'Ed Schafer' (ed@schafer.net); 'Jon'; 'kathy paradise'Subject: DB CEO EXTENSION/COMPENSATION AGREEMENT

Dom,

Per our extended discussions and negotiations, this email  will memorialize the agreement between you and Bion (reached on July 15, 2012) to amend your Extension Agreement (dated July 11, 2011 and attached hereto) (‘Extension Agreement’) as follows:

1)      You shall extend/continue to act as Bion’s CEO through June 30, 2014;

2)      Your base compensation set forth at paragraph 2a of the Extension Agreement shall be increased by $300,000 per year for each of Bion’s 2013 and 2014 fiscal years which increased base compensation shall be paid by issuing to you 150,000 shares of Bion’s common stock (pursuant to Bion’s 2006 Consolidated Incentive Plan (‘Plan’)) on  each of January 1, 2015 and January 1, 2016, which share grants are immediately vested.

3)      Bion hereby issues you (as a $5,000 bonus) Warrants to purchase 50,000 shares of its common stock  at a price of $2.10 per share until December 31, 2018, which Warrants shall be immediately vested.

4)      As has been the case in prior years, you shall be entitled to not less than 8 weeks of paid annual vacation. Bion acknowledges that you have not taken any vacation time for many years and that Bion’s Board will propose a manner of compensating you for such accrued vacation times which now  exceeds) a full year.

5)      In the event of a change of control of Bion (whether by sale , merger of by a third party acquiring sufficient Bion securities to elect a majority of Bion’s Board or otherwise), any unvested rights/securities of Bion shall vest and you (just like other senior management) will have the right to accelerate delivery of any Bion securities not delivered to you by such date.

You expressly re-affirmed this agreement on the phone this morning.

While Bion considers this extension agreement effective now, it would be appreciated if you could affirm the above items in an email reply.

Yours,

Mark

Mark A. Smith

President & General Counsel

Bion Environmental Technologies, Inc.

303-5175302(cell)/719-2565329(hm office)/425-9849702(fax)